Exhibit 99.18

[The Intermediaries will collect the Acceptance Forms and the related Subscription Orders and will submit the respective outcome by completing the form attached to this Acceptance Form (the Form) which specifies, inter alia, (i) each individual named position, (ii) the nominal amount in respect of which the Subscription Order is given and (iii) for each Subscription Order, the electronic instruction reference received by the clearing systems at the time of input of the amendments to the instructions already given through the clearing systems in the context of the LME transaction.

The completed Form shall be delivered by the end of the Subscription Period to Banca Carige’s Ufficio Back Office Finanza (lme@carige.it).]

ACCEPTANCE FORM

CAPITAL INCREASE -RESERVED TRANCHE

Banca Carige S.p.A. – Cassa di Risparmio di Genova e Imperia (“Issuer”)

NEW SHARES TO BE OFFERED WITH PRIORITY TO THE HOLDERS OF THE

FOLLOWING 3 (THREE) SERIES OF SUBORDINATED NOTES

(“Subordinated Notes”)

Class	Issuer	Series	ISIN
Tier I	Banca Carige S.p.A.	€160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes (“Additional Tier 1 Subordinated Notes”)	XS0400411681
Tier II	Banca Carige S.p.A.	€100,000,000 7.321 per cent. Tier II Subordinated Fixed/Floating Rate Notes due 19 June 2018 (“2018 Subordinated Notes”)	XS0372143296
	Banca Carige S.p.A.	“€50,000,000 5.7 per cent. Lower Tier II Subordinated Notes due September 2020 (“2020 Subordinated Notes”)	XS0542283097

NOTICE

Subscribers for the capital increase tranche of up to Euro 60 million (inclusive of share premium) with the exclusion or limitation of the right of option, to be reserved with priority to the Authorized Holders of the Subordinated Notes who have either voluntarily or mandatorily tendered in the context of the LME (the “Reserved Tranche”) can request, at no charge, a copy of the Registration Document, of the Informative Note and of the Summary (together, the “Prospectus”) relating to and prepared for the capital increase with the right of option (“Capital Increase”), filed with CONSOB and available at the Issuer’s registered office and on Banca Carige’s website (www.gruppocarige.it), and delivered to Monte Titoli S.p.A. on behalf of the intermediaries.

To the [Intermediary/Depositary/Broker]

The undersigned (name and surname/company name)                      Tax code/VAT code |_|_|_|_|_|_|_|_|_|_|_|_|_|_|_|_, born in                      on             , a citizen/national of                      resident/with registered office in                      Province                     , at                      n.             , postal code              holder of the Subordinated Notes listed below/ authorised to effect transactions involving the Subordinated Notes listed below] [select the correct alternative]

(All capitalised terms used below have the meaning attributed to them in the Prospectus)

DECLARES

(i)	To be an Authorized Noteholder and to have acquired the right to receive, as of the LME settlement date, conditionally upon successful completion of the Capital Increase, either the New Notes or, as the case may be, the Cash Amount (the New Notes and the Cash Amount, severally and as the case may be the “Countervalue”);

(ii)	To have reviewed the Prospectus (especially the Notices to the Investors and the Risk Factors set out in Chapter 4 of the Registration Document and in Chapter 2 of the Informative Note) prepared also for Reserved Tranche and to accept in full the terms and conditions and the modalities;

(iii)	To be aware that, by signing this Acceptance Form – which incorporates the Subscription Order – subscribing for the Reserved Tranche, concurrently gives to its intermediary an order to subscribe for the New Shares, on the terms and conditions set out in the Prospectus;

(iv)	To be aware that the Subscription Order is irrevocable. Nevertheless, the Authorized Noteholders may revoke the Subscription Order in the event that the Issuer publishes, pursuant to Article 95-bis, paragraph 2, of Legislative Decree 58 of 24 February 1998, as amended (the “TUF”), a supplement to the Prospectus before the Settlement Date. In this event, the right to revoke the order can be exercised on the terms and conditions set out in the respective supplement. If an Authorized Noteholder revokes the Subscription Order, then the related acceptance for the Reserved Tranche will also automatically be ineffective;

(v)	To have knowledge of and to accept unreservedly the conditions and the modalities for subscription for the New Shares in the context of the Reserved Tranche set out in the Prospectus;

(vi)	To understand the nature, risks, costs and implications relating to the offer in the context of the Reserved Tranche and to the New Shares, so as to make an informed choice.

ACCEPTS

The Reserved Tranche, and accepts the related terms and conditions declaring to own the following Subordinated Notes: (list the Subordinated Notes tendered in the context of the LME transaction by barring the appropriate box with an X),

Class	Series	ISIN
Tier I	€160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes	XS0400411681	☐
Tier II	€100,000,000 7.321 per cent. Tier II Subordinated Fixed/Floating Rate Notes due 19 June 2018	XS0372143296	☐
	€50,000,000 5.7 per cent. Lower Tier II Subordinated Notes due September 2020	XS0542283097	☐

which are freely transferable and free of any real or personal encumbrance or restriction of any type or nature, and have already been deposited with you, in the securities deposit account no.

in the name of                     ;

☐	for a Countervalue of Euro [ ] [to be calculated multiplying the number of shares times by the subscription price]

OR

☐	for a Countervalue of Euro [ ] hereby declaring that it wishes to subscribe for additional New Shares, in case any are not subscribed for at the end of the Subscription Period, for an additional Countervalue of Euro [ ]]

OR

☐	for a Countervalue of Euro [ ], equal to 100% of the Countervalue in each case acknowledging that if demand for the Reserved Tranche is for more than the value of the Reserved Tranche, each Authorized Noteholder will be allotted a number of New Shares equal to the ratio of (i) the number of New Shares for which the Authorized Noteholder has requested subscription in the Subscription Order to (ii) the overall amount of the subscription requests received by Banca Carige for the Reserved Tranche.

ACKNOWLEDGES

THAT

(a)	After the end of the Reserved Tranche Subscription Period, the Issuer, taking into account the requests for subscriptions received and without prejudice to the provisions on allocation, will determine:

(i)	In relation to the Eligible Noteholders, the overall cash amount equal to the value of the New Notes that the Eligible Noteholders have decided to sell for consideration, which will be restricted to use for subscribing for the New Shares deriving from the Reserved Tranche and which will be deposited in the LME Account on or before the Settlement Date;

(ii)	In relation to the Ineligible Noteholders, the overall cash amount equal to the Cash Amount that the Ineligible Noteholders have decided to use for subscription for the New Shares, which will be restricted to use for subscribing for the New Shares deriving from the Reserved Tranche and which will be deposited in the LME Account on or before the Settlement Date;

(b)	The Issuer has a conflict of interest in relation to this transaction because it is both the issuer of the New Shares and the issuer of the New Notes in the context of the LME;

(c)	As of the date of publication of the Prospectus, the Settlement Date has not yet been set, and will be announced by way of press release, to be published within 5 Business Days from the end of the Rights Auction Period or of the Rights Auction, as the case may be;

(d)	During the Reserved Tranche Subscription Period, the Issuer will announce no provisional data in relation to subscription requests. The result of the subscriptions for the Reserved Tranche will be published, within 5 Business Days from the end of the Reserved Tranche Subscription Period, by way of press release;

(e)	Settlement for the Reserved Tranche is conditional upon the successful outcome of the Capital Increase, i.e., the subscription for New Shares for a value of at least Euro 500 million (inclusive of share premium) (the “Effectiveness Condition”);

(f)	If the Effectiveness Condition is not satisfied, the Subordinated Notes will be returned and be available to the respective Authorized Noteholders;

(g)	The Subordinated Notes will be cancelled on the Settlement Date;

AUTHORIZES

The Issuer, to the extent needed and conditionally upon successful outcome of the Capital Increase, to credit the Countervalue, as paid by the Issuer following subscription for the Reserved Tranche, into the LME Account;

and

the [Intermediary/Depositary/Broker] to change the instructions already given through the clearing systems in the context of the LME transaction in relation to the New Notes or the Cash Amount, so as to take into account the instructions given through this Acceptance Form and the related Subscription Order.

DECLARES

To hereby accept the cancellation of the transaction in the event that irregularities are detected in the contents of this Acceptance Form (inclusive of the Subscription Order) or during subsequent controls and verifications, if they are not cured within the above described term.

SUBSCRIPTION ORDER FOR

NEW SHARES IN THE CONTEXT OF THE RESERVED TRANCHE

The undersigned, identified as described above, reiterates here all the declarations above in relation to subscription for the Reserved Tranche, and with this order

REQUESTS

Subscription for New Shares

☐	for a Countervalue of Euro [ ]

OR

☐	for a Countervalue of Euro [ ], hereby declaring that it wishes to subscribe for additional New Shares, in case any are not subscribed for at the end of the Subscription Period, for an additional Countervalue of Euro [ ]

OR

☐	for a Countervalue of Euro [ ], equal to 100% of the Countervalue,

in each case acknowledging that if demand for the Reserved Tranche is for more than the value of the Reserved Tranche, each Authorized Noteholder will be allotted a number of New Shares equal to the ratio of (i) the number of New Shares for which the Authorized Noteholder has requested subscription in the Subscription Order to (ii) the overall amount of the subscription requests received by Banca Carige for the Reserved Tranche;

DECLARES

To be aware that all tax obligation — which are in any event to be borne by the Authorized Noteholder, in relation to the Reserved Tranche and to present or future taxes, connected with interest received, and any capital gains realised or any financial income relating to the New Notes and/or as a result of subscription for the Reserved Tranche — will be settled on the Settlement Date;

AUTHORISES

This [Intermediary/Depositary/Broker]:

to deposit/procure deposit of the subscribed for New Shares, in the centralised, electronic book-entry form management system of Monte Titoli, in the securities deposit account number

in the name of                     ; and

AUTHORIZES

The Issuer, to the extent needed and conditionally upon the successful outcome of the Capital Increase, to impute the amounts due to the Countervalue, pursuant to the LME transaction, and credited into the LME account, to subscribe for the New Shares, in its name and behalf;

and

the [Intermediary/Depositary/Broker] to change the instructions already given through the clearing systems in the context of the LME transaction in relation to the New Notes or the Cash Amount, so as to take into account the instructions given through this Subscription Order.

* * *

The declarations rendered above are an affidavit (autocertificazione) pursuant to Presidential Decree 445 of 28 December 2000. False declarations are punishable under criminal law.

________________________,_______________

(Place)                                         (Date)

Subscribing Investor

(Signature)

[(If this Form is collected by a financial operator pursuant to Article 31 of the TUF Authenticity and authorization to sign of the signatory/signatories are ascertained:

(The financial operator)
(Stamp and signature)]
(Intermediary/Depositary/Broker) (Stamp and signature)

NOTICE PURSUANT TO ARTICLE 13 OF LEGISLATIVE DECREE 196/2003

Pursuant to Article 13 of Legislative Decree 196/2003, those accepting the offer in the context of the Reserved Tranche are hereby informed that the personal data provided by them in this acceptance form will be processed eletrconically and by means of information technology for the purposes directly connected and instrumental to the offer in the context of the Reserved Tranche (collection of acceptance, subscription and verification thereof, etc.) and will be collected by persons who have been specifically appointed for the activities that are directly connected and instrumental to the offer in the context of the Reserved Tranche. In relation to this processing, the data owner can exercise all the rights under Article 7 of Legislative Decree 196/2003. Provision and acquisition of the personal data is mandatory and the failure to provide part or all of the data will result in refusal of this acceptance form. The data controllers are Banca Carige S.p.A. – Cassa di Risparmio di Genova e Imperia, via Cassa di Risparmio, 15, Genoa, and the placement intermediaries that receive this form, to the extent of their activities

CONSENT

After having received the notice pursuant to Legislative Decree 196 of 30 June 2003, the subscriber consents to provide his or her personal data to the Issuer and to the related processing connected to acceptance of the offer under the Reserved Tranche.

__________,_______________

(Place)              (Date)

(Subscriber) (Signature)

Legislative Decree 196 of 30 June 2003

“Personal Data Protection Code”

(omissis)

Section 7

(Right to Access Personal Data and Other Rights)

1. A data subject shall have the right to obtain confirmation as to whether or not personal data concerning him exist, regardless of their being already recorded, and communication of such data in intelligible form.

2. A data subject shall have the right to be informed

a) of the source of the personal data;

b) of the purposes and methods of the processing;

c) of the logic applied to the processing, if the latter is carried out with the help of electronic means;

d) of the identification data concerning data controller, data processors and the representative designated as per Section 5(2); and

e) of the entities or categories of entity to whom or which the personal data may be communicated and who or which may get to know said data in their capacity as designated representative(s) in the State’s territory, data processor(s) or person(s) in charge of the processing.

3. A data subject shall have the following rights:

a) to obtain updating, rectification or, where interested therein, integration of the data;

b) to obtain erasure, anonymization or blocking of data that have been processed unlawfully, including data whose retention is unnecessary for the purposes for which they have been collected or subsequently processed;

c) to obtain certification to the effect that the operations as per letters a) and b) have been notified, as also related to their contents, to the entities to whom or which the data were communicated or disseminated, unless this requirement proves impossible or involves a manifestly disproportionate effort compared with the right that is to be protected.

4. A data subject shall have the right to object, in whole or in part,

a) on legitimate grounds, to the processing of personal data concerning him/her, even though they are relevant to the purpose of the collection;

b) to the processing of personal data concerning him/her, where it is carried out for the purpose of sending advertising materials or direct selling or else for the performance of market or commercial communication surveys.

(omissis)

Section 13

(Information to Data Subjects)

1. The data subject as well as any entity from whom or which personal data are collected shall be preliminarily informed, either orally or in writing, as to the following:

a) the purposes and modalities of the processing for which the data are intended;

b) the obligatory or voluntary nature of providing the requested data;

c) the consequences if (s)he fails to reply;

d) the entities or categories of entity to whom or which the data may be communicated, or who/which may get to know the data in their capacity as data processors or persons in charge of the processing, and the scope of dissemination of said data;

e) the rights as per Section 7; and

f) the identification data concerning the data controller and, where designated, the data controller’s representative in the State’s territory pursuant to Section 5 and the data processor. If several data processors have been designated by the data controller, at least one among them shall be referred to and either the site on the communications network or the mechanisms for easily accessing the updated list of data processors shall be specified. If a data processor has been designated to provide responses to data subjects in case the rights as per Section 7 are exercised, such data processor shall be referred to.

2. The information as per paragraph 1 shall also contain the items referred to in specific provisions of this Code and may fail to include certain items if the latter are already known to the entity providing the data or their knowledge may concretely impair supervisory or control activities carried out by public bodies for purposes related to defence or State security, or else for the prevention, suppression or detection of offences.

3. The Garante may issue a provision to set out simplified information arrangements as regards, in particular, telephone services providing assistance and information to the public.

4. Whenever the personal data are not collected from the data subject, the information as per paragraph 1, also including the categories of processed data, shall be provided to the data subject at the time of recording such data or, if their communication is envisaged, no later than when the data are first communicated.

5. Paragraph 4 shall not apply

a) if the data are processed in compliance with an obligation imposed by a law, regulations or Community legislation;

b) if the data are processed either for carrying out the investigations by defence counsel as per Act no. 397 of 07.12.2000 or to establish or defend a legal claim, provided that the data are processed exclusively for said purposes and for no longer than is necessary therefor; or

c) if the provision of information to the data subject involves an effort that is declared by the Garante to be manifestly disproportionate compared with the right to be protected, in which case the Garante shall lay down suitable measures, if any, or if it proves impossible in the opinion of the Garante.

(omissis)

ANNEX

Form

Euroclear	XS0372143296
Clearstream	XS0542283097
XS0400411681

Clearing System	Clearing System Participant Account Name	Acc. #	ISIN	Instruction Reference	Nominal amount instructed for the Reserved Tranche Equity Option	Countervalue instructed for the Reserved Tranche Equity Option	Nominal amount instructed for additional Reserved Tranche in case of Option 2	Countervalue instructed for additional Reserved Tranche in case of Option 2	Name Surname / Companies’ name Nationality, place and date of birth / registered office’s address Fiscal Code / VAT number